Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-147246 on Form S-8 and its Post-Effective Amendment No. 1 of SPI Energy Co., Ltd. (as successor in interest to Solar Power, Inc.) and Registration Statement No. 333-203917 on Form S-8 and its Post-Effective Amendment No. 1 of SPI Energy Co., Ltd. (as successor in interest to Solar Power, Inc.) of our report dated April 15, 2014 relating to the consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows of Solar Power, Inc. for the year ended December 31, 2013, appearing in this Annual Report on Form 20-F/A.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

San Francisco, California

December 23, 2016